EXHIBIT 24.1

POWERS OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that the undersigned directors and officers of Net 1 UEPS Technologies, Inc., a Florida corporation, constitute and appoint Dr. Serge C.P. Belamant and Herman Gideon Kotze, or either of them, the true and lawful agents and attorneys-in-fact of the undersigned with full power and authority in said agents and attorneys-in-fact, and in either of them, to sign for the undersigned in their respective names as directors and officers of Net 1 UEPS Technologies, Inc., its Registration Statement on Form S-8, and any amendment (including post-effective amendments) or supplement thereto, relating to the offer and sale of common stock of the Company pursuant to the Amended and Restated 2004 Stock Incentive Plan of Net 1 UEPS Technologies, Inc. and Stock Option Agreements With Former Employees of Prism Holdings Limited to be filed with the Securities Exchange Commission under the Securities Act of 1933. We hereby confirm all acts taken by such agents and attorneys-in-fact, or each of them, as herein authorized.

Signature	Title	Date

/s/ Dr. Serge C.P. Belamant
Dr. Serge C.P. Belamant	Chief Executive Officer, Chairman of the	January 17, 2007
Board and Director
(Principal Executive Officer)

/s/ Herman Gideon Kotze
Herman Gideon Kotze	Chief Financial Officer, Treasurer, Secretary	January 17, 2007
and Director
(Principal Financial and Accounting Officer)

/s/ Antony Charles Ball
Antony Charles Ball	Director	January 17, 2007

/s/ Christopher Stefan Seabrooke
Christopher Stefan Seabrooke	Director	January 17, 2007

/s/ Alasdair Jonathan Kemsley Pein
Alasdair Jonathan Kemsley Pein	Director	January 17, 2007

/s/ Paul Edwards
Paul Edwards	Director	January 17, 2007

/s/ Florian P. Wendelstadt
Florian P. Wendelstadt	Director	January 17, 2007